EXHIBIT 99.1

PRESS RELEASE

Date:	July 21, 2005

CONTACTS:

David P. Kershaw	Joseph M. Russo
Executive Vice President &	Senior Vice President
Chief Financial Officer	Marketing and Investor Relations
315-475-4478	315-475-6710

Alliance Financial Reports Second Quarter Earnings

SYRACUSE, NEW YORK {July 21, 2005}

Alliance Financial Corporation (Nasdaq: ALNC), parent of Alliance Bank, N. A., announced today that earnings were $0.48 per share on a fully diluted basis for the quarter ended June 30, 2005, equal to the $0.48 reported for second quarter of 2004. The Company’s 2005 second quarter net income of $1.7 million also matched its 2004 second quarter net income. Net income for 2005’s second quarter expressed as an annualized rate of return on average assets and average common shareholder’s equity was 0.76% and 10.14%, respectively, compared with 0.81% and 10.48%, respectively, for the second quarter of 2004.

For the first two quarters of 2005, diluted earnings per share were $1.03, up 3% from $1.00 in the comparable 2004 period. Net income for the first half of 2005 totaled $3.8 million, 3.4% higher than $3.6 million reported a year earlier. For the six-month period ended June 30, 2005, the return on average assets and average common shareholder’s equity was 0.83% and 10.90%, respectively, compared with 0.85% and 10.84%, respectively, in the corresponding 2004 period.

“As anticipated, the accretive impact of our acquisition of a portion of the HSBC, USA, N.A.’s personal trust business has offset the negative impact that the current interest rate environment has had on our net interest margin. We are pleased to report continued strong balance sheet growth in deposits and loans, reflective of the strength of our core business and growing share of market, particularly in the Greater Syracuse market. This has been supported by our build-out of the Alliance Bank branch network in Onondaga County, with three new offices built in ‘04 and three more announced in ‘05, two of which are already under construction and scheduled to open this fall. In addition, this has been aided by heightened brand awareness, which benefited from efforts such as our purchase of the naming rights for Alliance Bank Stadium,” said Jack H. Webb, Chairman, President and Chief Executive Officer of Alliance Financial Corporation.

“Commercial and consumer deposit growth were particularly strong, providing funding for the growth we’ve experienced in our commercial leasing and indirect auto lending businesses,”

said Webb. “Notable is that all of this has been achieved through organic growth in a market where economic indicators have been relatively flat. At the same time, credit quality has remained strong, resulting in net loan and lease recoveries during the first half of this year.”

Year-over-year second quarter net interest income declined $361 thousand, or 5.1%, reflecting the fact that rising short-term interest rates over the past twelve months have had a greater impact on a larger percentage of interest bearing liabilities than earning assets. For the comparable second quarters, the average tax-equivalent yield on earning assets rose 22 basis points while the average cost of interest-bearing liabilities was up 68 basis points. The 2005 second quarter tax- equivalent net interest margin was 3.32%, down from 3.71% for the same period a year ago. Average net loans totaled $557 million in the recent quarter, $67 million, or 13.7%, higher than the second quarter of 2004. Such growth was primarily attributable to a 25% increase in average indirect auto loans and a nearly 600% increase in average commercial leases. For the comparable periods average earning assets increased $59 million, or 7.3%. Average investment securities for the comparable periods declined 2.3%, while the average investment portfolio yield fell 4 basis points. Average interest-bearing liabilities totaled $771 million in the 2005 second quarter, up $53 million, or 7.3%, compared with the same quarter last year while average non-interest bearing deposits increased $11 million, or 17.8%, over the past twelve months.

The Company’s evaluation of the adequacy of the level of the Allowance for Loan and Lease Losses during the 2005 second quarter continued to report strong loan quality indicators. Non-performing loans and leases at June 30, 2005 were 0.27% of total loans and leases, down from 0.53% at year-end 2004 and 0.82% at June 30, 2004. For the second quarter of 2005, the Company reported that net loan and lease losses as a percentage of average loans and leases were 0.05% compared to a loss rate of 0.00% in the second quarter of 2004. For the six months ended June 30, 2005, the Company reported a net recovery as a percentage of average loans and leases of 0.01%. Loan delinquency, as measured by the percentage of loans past due 30 days or more and non-accruing to total loans, also improved for the comparable quarters declining from 1.45% at quarter end a year ago to 0.85% at the end of the most recent quarter. Over the past twelve months, improvement in the quality of the loan and lease portfolio has reduced the allowance for loan and lease losses as a percentage of period end loans and leases from 1.20% at June 30, 2004 to 0.89% at June 30, 2005. In connection with second quarter loan and lease growth of $46 million, or 8.7%, the Company recorded a provision for loan and lease loss expense of $385,000.

Non-interest income for the 2005 second quarter increased $1.5 million, or 68.7%, compared to last year’s second quarter, with the increase attributable to growth of $1.7 million, or 472% in trust revenues that were primarily associated with the February 2005 acquisition of a portion of the HSBC personal trust business. Lower income from retail brokerage services and security gains offset some of the growth in trust revenues. Service charges on deposits were also lower as rising market interest rates provided customers higher earning credit rates on deposit balances offsetting charges. Total operating expenses for the second quarter increased 13.7% compared to last year’s second quarter. Salary and benefit costs rose 12.6%, with more than 85% of the increase relating to growth associated with the trust acquisition and staffing associated with the commercial leasing business. Occupancy and equipment expense rose 3.3% for the comparable periods, with the increase attributable to the trust expansion and a new branch facility. Over 65% of the 24% rise in all other operating expenses related to costs associated with servicing the growth in the trust business including the amortization expense associated with the purchased assets.

As of June 30, 2005, total assets were $937 million, increasing $80 million, or 9.3%, compared to June 30, 2004. For the twelve months ended June 30, 2005, loans and leases (net of unearned income) increased $80 million, or 15.9%, to a record $579 million. The growth was primarily attributable to commercial leases that increased $35 million and indirect auto loans that were up $33 million. More modest growth was reported in the commercial and consumer home equity loan categories, each up $5 million over the past 12 months. The residential mortgage loan portfolio was relatively unchanged, while mortgage loans being serviced by the bank increased $8 million. Investment securities declined $7 million, or 2.1% over the past twelve months to $301 million, while the Company reported an increase of nearly $10 million in intangible assets reflecting its purchase of the HSBC trust business. At June 30, 2005, deposits were a record $688 million, increasing $61 million, or 9.8%, since June 30, 2004. For the twelve months ended June 30, 2005, the Company reported an 11% increase in commercial deposits, an 8.8% rise in personal deposits, and a 1.8% increase in public funds deposits. The Company’s brokered deposits increased $17 million, or 37.6%, while other borrowings were up $10 million, or 6.1% during the last twelve months.

Shareholders equity at June 30, 2005 was $70.9 million, or 7.6% of assets. Shareholders equity increased $6.5 million, or 10.2%, over the past twelve months, reflecting a $4.4 million addition of net income after payment of dividends, $454,000 from the issuance of common stock in connection with the exercise of stock options and the issuance of restricted stock, and a $1.7 million increase in the market value (after tax) of the Company’s investment portfolio. On July 8, 2005, the Company paid its regular quarterly dividend of $0.21 per share.

For a copy of this release, including second quarter 2005 performance highlights and supporting financial information, please refer to the “Press Releases” section of the “Investor Information” module on the Company’s website at www.alliancebankna.com.

Alliance Financial Corporation is an independent bank holding company with one subsidiary, Alliance Bank, N.A., that provides banking, commercial leasing, trust and investment services through 20 office locations in Cortland, Madison, Oneida and Onondaga counties.

This press release contains certain forward-looking statements with respect to the financial condition, results of operations and business of Alliance Financial Corporation. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) an increase in competitive pressure in the banking industry; (2) changes in the interest rate environment reduce margins; (3) changes in the regulatory environment; (4) general economic conditions, either nationally or regionally, are less favorable than expected, resulting in, among other things, a deterioration in credit quality; (5) changes in business conditions and inflation; (6) changes in the securities markets; (7) changes occur in technology used in the banking business; (8) the ability to maintain and increase market share and control expenses; (9) the possibility that the expansion of the Company’s trust business may fail to perform as currently anticipated; and (10) other factors detailed from time to time in the Company’s SEC filings.